diaDexus, Inc. Announces Appointment of Kenneth Fang, M.D., as Chief Medical Officer

--Company Also Discloses Departure of Michael Richey as Chief Business Officer--

SOUTH SAN FRANCISCO, Calif., Sept. 22, 2014 -- diaDexus, Inc. (OTCQB:DDXS), a commercial stage developer of proprietary cardiovascular diagnostic products, today announced that Kenneth C. Fang, M.D. will join the company as chief medical officer. Dr. Fang brings more than 25 years of experience as a physician-scientist with substantial corporate experience in biomarker discovery and applications for diagnostic product development and commercialization in diverse indications, including cardiovascular disease and inflammation.

“Ken has a proven track record of developing and commercializing diagnostic products. We are fortunate to have him join the company as we continue to evolve and enhance our leadership team,” said Alex Johnson, president of diaDexus. “Ken has designed and executed major clinical studies aimed at creating clinical utility and reimbursement of novel diagnostics. He will be instrumental in driving our growth initiatives as he can provide the clinical capabilities needed to deepen our pipeline and strengthen our data driven approach to selling our PLAC Test portfolio.”

Prior to diaDexus, Dr. Fang was chief medical officer and vice president of translational research and clinical development at Integrated Diagnostics, where he led a comprehensive range of clinical activities, including clinical development, clinical operations, biometrics, medical affairs, project management and quality and regulatory affairs that contributed to the launch of XpresysTM Lung, a non-invasive molecular diagnostic blood test for lung nodules. Prior to Integrated Diagnostics, Dr. Fang was responsible for clinical development at XDx, where he directed clinical studies that supported the commercial launch, reimbursement and clinical utility of the AlloMap® molecular diagnostic test for cardiac transplant rejection. He received his M.D. degree from the University of Pennsylvania School of Medicine, is Board-Certified in Pulmonary Diseases and Critical Care Medicine, and was an assistant professor of medicine in the Division of Pulmonary and Critical Care Medicine at the University of California, San Francisco.

“I am joining the diaDexus team as the company embarks on expanding its PLAC Test franchise with the potential near-term U.S. launch of the PLAC® Test for Lp-PLA2 Activity,” said Dr. Fang. “I look forward to continuing to build the PLAC Test franchise in the assessment of cardiovascular risk and also expanding the company’s pipeline.”

The company also announced that Michael Richey, chief business officer, will be leaving the company effective September 30, 2014. The company has initiated a search for a chief commercial officer (CCO). Paul Manners will oversee the company's commercial operations in an interim role until the CCO role is filled. Mr. Manners was previously vice president, Global Finance and Marketing at Novartis Diagnostics and also held executive finance and commercial positions within Johnson & Johnson’s pharmaceutical and medical device businesses.

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, develops and commercializes proprietary cardiovascular diagnostic products addressing unmet needs in cardiovascular disease. The company's PLAC® Test ELISA Kit is the only blood test cleared by the FDA to aid in predicting risk for both coronary heart disease and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. The company's PLAC® Test for Lp-PLA2 Activity, a CE-marked test, is an indicator of atherosclerotic cardiovascular disease, the #1 cause of death in Europe. diaDexus is ISO 13485 certified and manufactures the PLAC® Test for Lp-PLA2 Activity on-site. For more information, please visit the company's website at www.diaDexus.com.

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diaDexus, Inc.
Lori Rafield, Ph.D., 650-246-6427

Interim Executive Chair and Chairman of the Board of Directors

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